Exhibit (e)(10)

eBay, Inc. 2145 Hamilton Avenue San Jose, California 95125 www.ebay.com

January 17, 2009

eBay Inc.

2145 Hamilton Avenue

San Jose, CA 95125

Dear Sirs/Madams,

1. In connection with the potential purchase by eBay Inc. (the “Proposed Investor” or “eBay”) or an Affiliate (as defined below) thereof of shares of Gmarket Inc. (“Gmarket”), including from Interpark Corporation (“Interpark”) and Mr. Ki-Hyung Lee (“Mr. Lee” and, together with Interpark, the “Shareholders”), and the potential combination of Gmarket and Internet Auction Co., Ltd. (the foregoing potential transactions being referred to as the “Proposed Transaction”), each of the parties hereto may, in its sole discretion, make available to the other parties and their respective Affiliates, Staff (as defined below) and Representatives (as defined below), certain Proprietary Information (as defined below) (the party disclosing such information being referred to as the “Discloser” and the party receiving such information being referred to as the “Recipient”). For the purposes of this agreement, “Affiliates” shall mean any person or entity controlling, controlled by or under common control with a relevant party. As used in this definition of term “Affiliate,” “controlling” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause time direction of the management policies of a person by reason of ownership of voting securities, by contract or otherwise.

2. “Proprietary Information” of the Discloser shall mean any information, documents or data provided or made available by (or at the direction of) the Discloser or any of its Affiliates (or any of their respective Staff or Representatives) to the Recipient or any of its Affiliates (or any of their respective Staff or Representatives) in any form (whether directly or indirectly and whether written or oral) which the Discloser considers proprietary and confidential and/or, if applicable, is proprietary information of the Discloser or any of its Affiliates, and shall include all notes, analyses, compilations, memos, studies, correspondence, documents, data or other records prepared by the Recipient or its Affiliates or their respective Staff or Representatives, which contain, reflect, summarize or are based on, in whole or in part, such Proprietary Information, as well as information (the “Transaction Information”) concerning: (a) the content of any discussions of the Proposed Transaction between the parties, including any terms and conditions under review (including any draft Stock Purchase Agreement), (b) the fact that any such discussions are taking place between the parties, or (c) the status of such discussions.

3. The Recipient hereby undertakes to the Discloser that it will keep the Discloser’s Proprietary Information confidential, that it will not use the Discloser’s Proprietary Information other than in connection with its evaluation of the Proposed Transaction, and that it will not directly or indirectly disclose the Discloser’s Proprietary Information, other than as permitted pursuant to this agreement. Each of the parties to this agreement agrees that it will keep the Transaction Information confidential and that it will not, directly or indirectly disclose the Transaction Information, other than as permitted pursuant to this agreement. The Recipient agrees that it will use the same standard of care and safeguarding of the Discloser’s Proprietary Information as it employs in protecting its own proprietary information which it desires not to disseminate or publish.

4. The Recipient may disclose the Discloser’s Proprietary Information and the Transaction Information to such of its and its Affiliates’ directors, officers and employees (collectively, the “Staff”) and to its or its Affiliates’ agents, consultants and professional advisers (collectively the “Representatives”) who need to know such information in connection with the Recipient’s evaluation of the Proposed Transaction and shall cause its Affiliates, Staff and Representatives to observe the terms of this agreement. Each of the parties shall be fully responsible for any breach of the terms of this agreement by it and any of its Affiliates, Representatives or Staff.

5. For the purposes of this agreement, the Proprietary Information shall not include information or data (or any document) that:

(a)	is or becomes generally available to the public (other than as a result of disclosure in contravention of this agreement);

(b)	is or becomes available to the Recipient or any of its Affiliates, Staff or Representatives on a non-confidential basis from a source other than the Discloser or its Affiliates (or any of their respective Staff or Representatives), provided that none of the Recipient or its Affiliates, Staff or Representatives knows or has reason to know that disclosure to the Recipient or any of its Affiliates, Staff or Representatives is in contravention of a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Discloser; or

(c)	has been developed by the Recipient or any of its Affiliates, Staff or Representatives without the use of or reference to the Discloser’s Proprietary Information; or

(d)	was in the possession of, or was rightfully known by, the Recipient or any of its Affiliates, Staff or Representatives prior to receipt thereof from the Discloser and was not the subject of a confidentiality agreement with the Discloser or any of its Affiliates.

6. If any party or any of its Affiliates, Staff or Representatives is requested or required by any court of competent jurisdiction, any competent judicial, governmental or regulatory body or pursuant to any relevant law or regulation to disclose any Proprietary Information of another party or any Transaction Information, such party (to the extent permitted) shall promptly notify the other parties of such request or requirement so that the other parties have an opportunity to either seek a protective order, to otherwise seek to protect the Proprietary Information or Transaction Information, as the case may be, or waive compliance with the provisions of this agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver, such party or any of its Affiliates, Staff or Representatives is advised by outside counsel that such party or such Affiliate, Staff or Representative, as the case may be, is legally compelled to disclose the Proprietary Information or Transaction Information, as the case may be, such party or such Affiliate, Staff or Representative, as the case may be, may, without liability hereunder, disclose only that portion of the Proprietary Information or Transaction Information, as the case may be, which such counsel advises is legally required to be disclosed. Each party shall cooperate with the other parties to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information or Transaction Information, as the case may be, by such tribunal.

7. Nothing contained in this agreement, nor any exchange of the Discloser’s Proprietary Information, shall grant or confer upon the Recipient, its Affiliates or its Staff or Representatives any right, license or authority in or to the Discloser’s Proprietary Information and all rights and intellectual property in the Discloser’s Proprietary Information shall belong to the Discloser. If requested by the Discloser, the Recipient will promptly return to the Discloser (or procure the return of) (or, at the Recipient’s option, destroy, and certify, by a duly authorized officer, such destruction to the Discloser), all tangible Proprietary Information of the Discloser which is in the possession of the Recipient, its Affiliates or its Staff or Representatives. Notwithstanding anything to the contrary contained in this agreement, (a) the Recipient may deposit one archival set of the Proprietary Information with outside counsel solely for evidentiary purposes in connection with a party’s breach of this agreement; and (b) the accounting and financial advisors of the Recipient may keep such Proprietary Information as required by applicable law or professional requirements. Nothing in this agreement shall preclude a party from discussing, reviewing, developing for itself, having developed, or developing for third parties, materials which are competitive with the Proprietary Information, irrespective of their similarity to the Proprietary Information, so long as such party complies with the terms of this agreement. Access to the Discloser’s Proprietary Information shall not preclude an individual Representative of a Recipient who has seen or otherwise had access to such Proprietary Information from working on future projects that related to similar subject matters.

8. The Recipient agrees that the Discloser (including its Staff and Representatives) makes no representations or warranties express or implied as to the accuracy or completeness of any of the Discloser’s Proprietary Information. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. Except as may be set forth in such final definitive agreement, a Discloser (including its Staff and Representatives) shall have no liability to the Recipient, its Affiliates or its Staff and Representatives relating to or resulting from the disclosure or use of the Discloser’s Proprietary Information or for any errors or omissions therefrom and none of the Discloser or its Affiliates, Staff or Representatives shall have any obligation to update or clarify any information so provided.

9. Within seven days following the Execution Date, Gmarket shall by one or more written notices to eBay identify the individuals to be included in Exhibit A (referred to herein), and eBay shall by one or more written notices to Gmarket identify the individuals to be included in Exhibit B (referred to herein), which individuals shall be included in Exhibit A and Exhibit B to this agreement without further action by either party. eBay hereby agrees that, without the prior written consent of Gmarket, for a period of one year from the Execution Date (as defined below), (a) it shall not, directly or through any other person acting at the direction of or in concert with such party, solicit or intentionally entice any of the individuals identified on Exhibit A to leave their current employment with Gmarket so long as such individuals are employed by Gmarket, and (b) none of its Staff who has been made aware of this agreement or who has otherwise received Proprietary Information of Gmarket shall, directly or through any other person acting at the direction of or in concert with such person, solicit or intentionally entice any other current employees of Gmarket with whom eBay has had contact, or with respect to whom eBay received Proprietary Information, in each case during the evaluation of the Proposed Transaction (the individuals identified on Exhibit A and the employees of Gmarket referred to in this clause “(b)” being hereinafter referred to as the “Specified Employees of Gmarket”) to leave their current employment so long as they are employed by Gmarket. Gmarket hereby agrees that, without the prior written consent of eBay, for a period of one year from the date of this agreement, (i) it shall not, directly or through any other person acting at the direction of or in concert with such party, solicit or intentionally entice any of the individuals identified on Exhibit B to leave their current employment with eBay or a subsidiary of eBay so long as such individuals are employed by eBay or one of its subsidiaries, and (ii) none of its Staff who has been made aware of this agreement or who has otherwise received Proprietary Information of eBay shall, directly or through any other person acting at the direction of or in concert with such person, solicit or intentionally entice any other current employees of eBay or any of its subsidiaries with whom Gmarket has had contact, or with respect to whom Gmarket received Proprietary Information, in each case during the evaluation of the Proposed Transaction (the individuals identified on Exhibit B and the employees of eBay or its subsidiaries referred to in this clause “(b)” being hereinafter referred to as the “Specified Employees of eBay”) to leave their current employment so long as they are employed by eBay or one of its subsidiaries. Notwithstanding anything to the contrary contained in this Section 9, none of the following actions by eBay or Gmarket shall constitute a breach of this Section 9: (A) any solicitation for employment by means of a general solicitation or advertisement not specifically targeted at the Specified Employees of the other party; (B) engaging any recruiting firm to identify or solicit persons for employment on behalf of such party, or soliciting the employment of a Specified Employee of the other party who is identified by a recruiting firm, so long as such recruiting firm is not instructed to target such individuals; or (C) by entering into discussions with any Employee of the other party who shall have initiated contact or sought employment with such party or any of its Affiliates without first having been solicited in violation of this Section 9 (other than Specified Employees of the other party), provided that, if a party has inadvertently violated this provision by so entering into discussions with a Specified Employee of the other party, such violation may be cured by terminating the discussions with such Specified Employee, withdrawing an offer of employment made to such Specified Employee, or terminating the employment of such Specified Employee, as appropriate.

10. Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this agreement, of the restrictions imposed by the United States securities laws and other applicable laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

11. This agreement may be executed in counterparts and shall be binding, as between Gmarket and eBay, when executed by both of them (the “Execution Date”), and shall be binding on Interpark and Mr. Lee when executed by them. This agreement shall be effective as of October 30, 2008 (the “Effective Date”), when executed by Gmarket and eBay, and shall terminate upon the earlier of (i) two years after completion of the Proposed Transaction or (ii) three years after the Effective Date; provided, however, that the provisions of Sections 9 and 14 of this agreement shall be effective only as of the Execution Date. The parties hereby agree that any Proprietary Information disclosed prior to the Effective Date between eBay and Gmarket shall also be subject to the terms of the Mutual Nondisclosure Agreement dated January 24, 2006 between eBay and Gmarket (the “Original Gmarket NDA”), and any Proprietary Information disclosed prior to the Effective Date between eBay and Interpark shall also be subject to the terms of the Mutual Nondisclosure Agreement dated December 13, 2006 between eBay and lnterpark (the “Original lnterpark NDA”).

12. This agreement shall be governed by the laws of the State of Delaware. The Delaware courts (including, to the extent it has jurisdiction, the Chancery Court located in Delaware) shall have exclusive jurisdiction for the resolution of any disputes in connection with this agreement. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement by any party and that each party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final order from which there is no appeal that this agreement has been breached by a party or by its Staff or Representatives, the breaching party or the party whose Staff or Representatives have breached this agreement, as the case may be, will reimburse the other party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with the enforcement of this agreement and such litigation. Such remedies shall not be deemed to be the exclusive remedy for a breach of this agreement but shall be in addition to all other remedies available at law or equity.

13. This agreement is intended to amend and restate the confidentiality agreement entered into between the parties on October 30, 2008 (the “2008 NDA”); provided, however, that if a party to this agreement does not execute this agreement, then the 2008 NDA shall remain in full force and effect with respect to that party. This agreement, the Original Gmarket NDA, the Original Interpark NDA and, solely with respect to any party who does not execute this Agreement, the 2008 NDA represent the whole agreement among Gmarket, the Shareholders and the Proposed Investor relating to the matters referred to in this agreement and this agreement may not be amended except in writing signed by Gmarket, the Shareholders and the Proposed Investor. This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

14. Subject to the proviso to this sentence, each of eBay and Gmarket agrees that, for a period of eighteen months after the Execution Date, unless specifically invited in writing by the other party, neither it nor any of its officers, directors or controlled affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) will in any manner, directly or indirectly:

a.	effect, offer or propose (whether publicly or otherwise) to effect, or participate in, or in any way assist (with the knowledge that such party is assisting with any of the actions described herein) any other Person to effect, offer or propose (whether publicly or otherwise) to effect or participate:

i.	any acquisition of any securities (or beneficial ownership thereof) or assets of the other party or any of its subsidiaries (other than through nondirected investments in mutual funds or other similar investments),

ii.	any tender or exchange offer, merger or other business combination involving the other party or any of its subsidiaries,

iii.	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party or any of its subsidiaries, or

iv.	any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other party

(it being understood that this clause (a) shall not restrict negotiations with respect to the Proposed Transaction until eBay is so notified in writing by Gmarket);

b.	form, join or in any way participate in a “group” (as defined under the 1934 Act) for purposes of accomplishing any of the transactions referred to in (a) above;

c.	make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the other party or its securities or assets;

d.	otherwise act, alone or in concert with others, to seek to control the management, Board of Directors or policies of the other party;

e.	take any action which is likely to require that the other party make a public announcement regarding any of the types of matters set forth in (a) above; or

f.	enter into any discussions or arrangements with any third party (other than its Representatives) with respect to any of the foregoing.

provided, however, that, notwithstanding anything to the contrary contained in this Section 14, nothing in this Section 14 shall limit or otherwise restrict either eBay or Gmarket from making or submitting any offer or proposal or entering into any discussions or negotiations (whether to or with the other party or any shareholder of the other party), in each case relating to the acquisition of any of the securities or assets of the other party or any subsidiary of the other party or any business combination or other transaction involving the other party or any subsidiary of the other party (including, without limitation, the types of transactions referred to in (a) above), so long as such offer or proposal (1) is not made publicly, and (2) is not likely to require that the other party make a public announcement regarding such offer or proposal. Each of eBay and Gmarket also agrees during such period not to request the other party (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 14 (including this sentence).

15. If any Proprietary Information includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material is not intended to, and shall not waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine, or other applicable privilege. All Proprietary Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

16. Each party acknowledges and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder. The agreements set forth herein may be waived or modified only by an agreement in writing signed on behalf of the parties hereto.

Sincerely,

Gmarket Inc.

By:	/s/ John Milburn
Name:	John Milburn
Title:	Chairman, Special Committee
Date:	January 18, 2009

Interpark Corporation

By:	/s/ Ki-Hyung Lee
Name:	Ki-Hyung Lee
Title:	Chairman and CEO
Date:	January 19, 2009

Ki-Hyung Lee

/s/ Ki-Hyung Lee
Date:	January 19, 2009

Accepted and agreed as of the effective date hereof by and on behalf of eBay Inc.:

By:	/s/ Lorraine McDonough
Name:	Lorraine McDonough
Title:	Vice President, Corporate Development
Date:	January 17, 2009